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                                                                    EXHIBIT 11.6

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                 COMPUTATION OF PRO FORMA NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             THREE MONTHS ENDED
                                                                               MARCH 31, 1996
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
Net income.................................................................       $  3,628
                                                                             ===============
Weighted average shares outstanding:
  Common stock.............................................................         80,100
  Assumed conversion of stock options and warrants(1)......................          7,128
  Shares issued pursuant to Minority Interest Exchanges(2).................         13,254
                                                                             ------------------
          Total shares.....................................................        100,482
                                                                             ===============
          Net income per share.............................................       $   0.04
                                                                             ===============

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(1) Stock options and warrants granted subsequent to January 2, 1995 (using the treasury stock method and the initial public offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 2, 1995.
(2) Shares issued pursuant to the buyout of minority interests have been included in the computation of common and common equivalent shares as if they were outstanding since January 1, 1996.